Exhibit 99.1
STONE ENERGY CORPORATION
Announces Upcoming Presentation at IPAA Symposium and Johnson Rice Energy Conference
LAFAYETTE, LA. September 28 ,2009
     Stone Energy Corporation (NYSE: SGY) today announced that David H. Welch, the company’s President and Chief Executive Officer, and Kenneth H. Beer, Senior Vice President and Chief Financial Officer, will be presenting at the IPAA Oil & Gas Investment Symposium in San Francisco at 3:20 p.m. pacific time on Tuesday, September 29, 2009. A live webcast will be available in the “Event” section of the company’s website, www.stoneenergy.com, and will remain available for twelve months following the presentation. The presentation material will also be available in the “Event” section of the company’s website within 24 hours of the presentation.
     The company also announced that David H. Welch, the company’s President and Chief Executive Officer, and Kenneth H. Beer, Senior Vice President and Chief Financial Officer, will be presenting at the Johnson Rice Energy Conference in New Orleans at 10:45 a.m. central time on Wednesday, October 7, 2009. The presentation material will be available in the “Event” section of the company’s website within 24 hours of the presentation.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.